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                     CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 25, 1999, except for Note 10 which is as of October 8, 1999, relating to the consolidated financial statements, which appears in SonicWALL's Registration Statement on Form S-1 (No. 333-85997) for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated August 25, 1999 relating to the financial statement schedule and references to us under the headings "Experts", which appear in such Registration Statement on Form S-1.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Jose, California
December 13, 1999